Exhibit 99.1

Susan B. Railey
For shareholders and securities brokers
(301) 255-4740
James T. Pastore
For news media
(202) 546-6451	FOR IMMEDIATE RELEASE

CRIIMI MAE REPORTS INCREASED FOURTH QUARTER AND YEAR 2004

NET INCOME

Rockville, MD, March 7, 2005 — CRIIMI MAE Inc. (NYSE: CMM) today reported fourth quarter 2004 net income to common shareholders of $5.4 million, or $0.34 per diluted share, compared to $2.6 million, or $0.17 per diluted share, for the same period in 2003.

For the year ended December 31, 2004, the Company reported net income to common shareholders of $16.7 million, or $1.06 per diluted share, compared to a net loss of $4.1 million, or $0.27 per diluted share, for the year ended December 31, 2003.

FOURTH QUARTER 2004 SIGNIFICANT HIGHLIGHTS

•                  Book value and adjusted book value (described below) increased to $23.49 and $17.27, respectively, per diluted common share at December 31, 2004 from $14.91 and $12.59, respectively, per diluted common share at December 31, 2003

•                  Generated $13.5 million of cash during the fourth quarter from the retained CMBS portfolio and non-core assets; total liquidity at year end approximated $45 million

•                  Loans in Special Servicing decreased by 6% to $821 million as of December 31, 2004 compared to $870 million as of September 30, 2004

Mark Jarrell, President and Chief Operating Officer, said: “The improvement in our quarter-to-quarter and year-to-year results reflects the hard work of management and all of our employees. As a result of our June 2004 refinancing, the percentage of our debt that is recourse to the Company is the lowest ever. The principal balance of loans in special servicing has declined for the fourth quarter in a row.  We believe the increase in our book value substantiates the accomplishments of this last year and we expect to further enhance shareholder value in 2005.”

FINANCIAL RESULTS

Increased 4th Quarter Net Income

Net income to common shareholders increased to $5.4 million, or $0.34 per diluted share, for the three months ended December 31, 2004 compared to $2.6 million, or $0.17 per diluted share, for the three months ended December 31, 2003.   The increase in net income is primarily the result of a $1.8 million net gain on extinguishment of debt and a $1.2 million aggregate decrease in general and administrative expenses, partially offset by a decrease in net interest margin of approximately $1.0 million.

Net Interest Margin for the Three Months Ended December 31, 2004

CRIIMI MAE’s net interest margin decreased by 10% to $9.5 million for the three months ended December 31, 2004 compared to $10.6 million for the corresponding period in 2003 primarily due to a decrease in interest income partially offset by a decrease in interest expense as described below.

Total interest income for the fourth quarter of 2004 decreased by 10% to $23.1 million as compared to $25.7 million for the fourth quarter of 2003 primarily due to the prepayment of mortgages underlying the Company’s insured mortgage securities.  Total interest expense for the three-month period ended December 31, 2004 decreased by 10% to $13.5 million compared to $15.1 million for the same period in 2003 primarily due to a lower average debt balance in the fourth quarter of 2004, partially offset by a higher weighted average effective interest rate.

During the fourth quarter of 2004, the Company’s average total debt balance was $634 million compared to $773 million for the fourth quarter of 2003. The weighted average effective interest rate on its total debt outstanding during the fourth quarter was 8.5% compared to 7.8% in the same period in 2003.

General and Administrative Expenses

General and administrative expenses (including servicing general and administrative expenses) declined by approximately $1.2 million primarily due to lower legal fees, fewer employees and reduced compensation expenses in the fourth quarter of 2004 as compared to the same period in 2003.

Net Gain on Extinguishment of Debt

The Company recognized $1.8 million of gain resulting from the extinguishment of debt related to a shopping center in Orlando, Florida that the Company accounted for as REO and was sold at foreclosure in late 2004 as discussed below.

Comparable Period Items

Results for the fourth quarter of 2003 included impairment charges of $1.1 million on certain subordinated commercial mortgage-backed securities (“CMBS”) as compared to impairment charges of $855,000 in the fourth quarter of 2004 and a net loss on extinguishment of debt of $665,000 for the write-off of unamortized bond discount and deferred financing fees related to the repayment of certain non-recourse debt in December 2003.

Increased 2004 Net Income

For the year ended December 31, 2004, net income to common shareholders increased to $16.7 million, or $1.06 per diluted share, compared to a net loss of $4.1 million, or $0.27 per diluted share, for the year ended December 31, 2003.  Results for 2004 included net interest margin of $43.4 million and other items including $15.7 million of impairment charges on CMBS, $13.4 million of net gains on derivatives, $3.4 million net loss on extinguishment of debt and $3.1 million of impairment charges on non-core assets.  Results also included a $2.4 million increase in the net income of CRIIMI MAE Services Limited Partnership, the Company’s servicing subsidiary, (“CMSLP”).

Increased Net Interest Margin for the Year 2004

For the year 2004, CRIIMI MAE’s net interest margin increased by 29% to $43.4 million compared to $33.6 million for year 2003. Net interest margin increased primarily due to a decrease in interest expense partially offset by a decrease in interest income as described below.

For the year 2004, total interest expense decreased by 26% to $52.2 million compared to $70.8 million for the same period in 2003.  The decrease in interest expense was primarily due to a $177.2 million decrease in the average outstanding debt balance and the $3.1 million of additional interest expense incurred in early 2003 related to the Company’s Series A and Series B Senior Secured Notes.  Total interest income for 2004 decreased by 8% to $95.6 million as compared to $104.4 million for 2003 primarily due to the prepayment of mortgages underlying the Company’s insured mortgage securities.

During 2004, the Company’s average total debt balance was $671 million compared to $849 million for the corresponding period in 2003. The weighted average effective interest rate on its total debt outstanding was 7.8% for the twelve months ended December 31, 2004 compared to 8.2% in 2003.

Net Gains on Derivatives/Net Loss on Extinguishment of Debt

During 2004, the Company recognized $13.4 million of net gains on derivatives primarily related to the increase in fair value of the $200 million aggregate notional amount of interest rate swaps.  These swaps were liquidated in June 2004 in connection with the payoff of $293 million of the Company’s recourse debt.  The $3.4 million of net loss on extinguishment of debt included the write-off of $5.2 million of unamortized discount and deferred financing costs as a result of the June 2004 refinancing and a $1.8 million net gain from extinguishment of debt discussed below.

Disposition of Non-Core Asset (REO Asset)

During 2004, the Company recognized impairment of $2.6 million on a shopping center in Orlando, Florida that the Company accounted for as REO. Also during 2004, the Company recognized $1.8 million of gain resulting from the extinguishment of debt related to the disposition of this non-core asset in October 2004.

Impairment of CMBS

During 2004, the Company recognized impairment on certain of its CMBS of approximately $15.7 million.

Comparable Period Items

Results for the corresponding period in 2003 included $14.7 million of impairment recognized on the Company’s CMBS, $3.3 million of additional amortization expense on collateralized mortgage obligations included in interest expense, $2.9 million of executive contract termination costs, $1.9 million of net losses on derivatives, as well as $6.7 million of gain on extinguishment of debt and $3.2 million of recapitalization expenses, both of which were related to the Company’s January 2003 recapitalization.

LIQUIDITY AND SHAREHOLDERS’ EQUITY

Increased Liquidity

As of December 31, 2004, total liquidity approximated $45.1 million including cash and cash equivalents of approximately $41.1 million and $4.0 million in liquid securities compared to total liquidity of $25.6 million at December 31, 2003.

CRIIMI MAE’s retained CMBS portfolio, along with its other assets, continued to generate significant cash  during 2004.  Sources of cash during 2004 included $50.3 million from its core assets (the retained CMBS portfolio) and $13.2 million from its non-core assets, including $2.8 million from the payoff of one of its mezzanine loans, $1.8 million related to refinancing of the

Company’s insured mortgage portfolios and $1.8 million from the liquidation of three AIM Limited Partnerships.

Cash outflows during 2004 included interest and principal payments on the Company’s recourse debt of $12.8 million and $3.1 million, respectively, $10.4 million of corporate general and administrative expenses, $2.4 million in interest rate swap payments, $1.7 million of maintenance fee expense and payment of dividends to preferred shareholders of $6.2 million.

Also during 2004, the Company received cash of $14.9 million from the issuance of additional shares of Series B Preferred Stock and paid $18.3 million to redeem its more costly Series F and Series G Preferred Stocks.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its tax net operating loss (NOL) carryforwards.   As a result of the Company’s election to be taxed as a trader in 2000, the Company has accumulated and unused NOLs of approximately $297.5 million as of December 31, 2004.  Any accumulated and unused net operating losses, subject to certain limitations, generally may be carried forward for up to 20 years to offset taxable income until fully utilized.

As discussed in the Company’s quarterly and annual SEC reports, the Company’s future use of NOLs for tax purposes could be substantially limited in the event of an “ownership change” as defined under Section 382 of the Internal Revenue Code.

All dividends paid in 2004 to holders of the Company’s preferred stocks were classified as taxable ordinary dividends.  The determination of the taxability of a dividend distribution is based on the current year’s earnings and profits, which approximates the Company’s taxable income.  The Company offset taxable income by first applying the deduction for dividends paid related to distributions on its stock and then by utilizing its prior year NOL carryforwards in 2004.

Shareholders’ Equity

As of December 31, 2004, shareholders’ equity increased to $428.1 million or $23.49 per diluted common share as compared to $291.8 million or $14.91 per diluted common share at December 31, 2003.  The diluted book value per common share amounts is based on total shareholders’ equity less the liquidation value of the Company’s then outstanding preferred stock.   The net increase in total shareholders’ equity during 2004 is primarily the result of an increase of approximately $127 million in the fair value of CMBS and insured mortgages and net income to common shareholders of $16.7 million generated for the year ended December 31, 2004.

Shareholders’ equity as of December 31, 2004 includes, among other things, the excess of the carrying amount of the Company’s CMBS rated AAA and the senior interest in its BBB- rated CMBS over the related non-recourse debt.  The Company does not actually own these assets but is required by GAAP to include them on its balance sheet.  After removing the net impact of the CMBS pledged to secure non-recourse debt and the related non-recourse debt, the adjusted book value was $17.27 per diluted common share and $12.59 per diluted common share as of December 31, 2004 and December 31, 2003, respectively.  The Company believes adjusted book value per diluted common share provides a more meaningful measure of book value because the Company receives no cash flows from the CMBS pledged to secure non-recourse debt that are reflected on its consolidated balance sheet and used to calculate its book value.  All cash flows related to the CMBS pledged to secure non-recourse debt are used to service the related non-recourse debt.  The reconciliation of this non-GAAP financial measure to shareholders’ equity is presented in the tables that follow.

CRIIMI MAE had 15,546,667 and 15,384,648 common shares outstanding as of December 31, 2004 and December 31, 2003, respectively.  As of March 1, 2005, the Company has 15,584,551 common shares outstanding.

EXISTING OPERATIONS

As of December 31, 2004, specially serviced mortgage loans totaled $820.5 million, or 6.2% of the aggregate $13.2 billion of mortgage loans underlying the Company’s CMBS.  Hotel property mortgage loans accounted for $375.7 million, or 46% of the special servicing portfolio at year end.  As of December 31, 2004, the cumulative expected loss estimates through the life of the Company’s CMBS are anticipated to be approximately $628 million, including cumulative actual losses of approximately $256 million realized through December 31, 2004.

As of December 31, 2004, the most significant borrowing relationship (by unpaid principal balance) in the Company’s specially serviced mortgage loan portfolio, the Shilo Inn loans, consisted of 23 loans totaling an aggregate principal balance of $135.1 million spread across three CMBS transactions and secured by 23 hotel properties in the West and Pacific Northwestern states.  Loan modification agreements were executed by the borrowers and CMSLP in March 2003.  While the borrowers have made monthly principal and interest payments under the loan modifications through March 2005, the Company continues to classify the Shilo Inn loans as specially serviced loans due to the fact that the borrowers have continued to indicate to the Company that, based on the operations of the properties, they may not have the wherewithal to continue making their mortgage loan payments. The Company is exploring alternatives to fully resolve these specially serviced loans in the best interests of the securitization trusts’ certificateholders, including a possible sale of one or more of these mortgage loans.

Distributions on the Company’s retained CMBS portfolio, and the related fair value of its retained CMBS portfolio, will continue to be impacted by the borrowers’ performance under the terms of the modified loans.

2004 YEAR END CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its fourth quarter and 2004 year end results on Tuesday, March 8, 2005, at 11:00 am ET.  To access the conference call, please dial in to the following: Teleconference # 1-800-561-2601 (North America), 1-617-614-3518 (International).  Please refer to passcode 93444669.  To access the call by audio webcast, go to CRIIMI MAE’s web site at www.criimimaeinc.com and click on the link on the home page.

THE COMPANY

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT.  CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets.  Historically, CRIIMI MAE’s primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS).

For further information about the conference call or the Company, see the Company’s Web site: www.criimimaeinc.com.  Shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words “believe,” “anticipate,” “expect,” “contemplate,” “may,” “will” and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategic alternatives, minimize the risk associated with its assets, return loans to performing status or otherwise successfully resolve defaulted loans,  or complete other investment strategies, improve financial performance, support liquidity, effectively hedge its interest rate exposure; the trend in interest rates (including LIBOR) and the impact on the Company’s asset values and borrowing costs; the trends in the commercial real estate and CMBS markets; competitive pressures; the trend and effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company’s equity and cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company’s outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company’s trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; as well as the risks and uncertainties that are set forth from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter.  Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated.  CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

-tables to follow-

CRIIMI MAE INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the three months ended December 31,		For the years ended December 31,
	2004	2003	2004	2003

Interest income:
CMBS:
CMBS pledged to secure recourse debt	$2,770,039	$15,989,009	$38,255,988	$62,588,506
CMBS	7,222,876	—	14,647,864	—
CMBS pledged to secure non-recourse debt	12,304,471	6,584,980	37,539,937	26,292,699
Insured mortgage securities	797,273	3,120,497	5,154,131	15,533,660
Total interest income	23,094,659	25,694,486	95,597,920	104,414,865

Interest expense:
Recourse debt	1,680,307	4,823,823	12,957,834	24,077,670
Non-recourse debt	11,857,206	10,192,850	39,090,981	45,649,691
Other	10,292	112,184	110,060	1,072,315
Total interest expense	13,547,805	15,128,857	52,158,875	70,799,676

Net interest margin	9,546,854	10,565,629	43,439,045	33,615,189

Fee/other income:
Servicing revenue	1,471,971	2,168,471	9,643,409	9,483,196
Other income	386,229	258,616	2,284,814	1,459,165
Total fee/other income	1,858,200	2,427,087	11,928,223	10,942,361

Operating expenses:
General and administrative expenses	2,323,478	3,170,034	10,361,537	11,985,927
Equity compensation expense	215,857	160,980	649,250	204,311
Depreciation and amortization	83,703	117,333	390,934	567,629
Servicing general and administrative expenses	1,983,326	2,341,163	8,032,555	9,316,810
Servicing amortization, depreciation, and impairment expenses	187,829	630,186	867,737	1,811,028
Income tax expense (benefit)	—	(92,643)	3,016	(602,577)
BREF maintenance fee	434,000	434,000	1,736,000	1,663,667
Total operating expenses	5,228,193	6,761,053	22,041,029	24,946,795

Other:
Net losses on mortgage security dispositions	(33,115)	(122,364)	(949,956)	(645,169)
Net gain (loss) on extinguishment of debt	1,782,592	(664,552)	(3,418,175)	6,672,872
Impairment of REO asset	—	—	(2,608,740)	—
Impairment of CMBS	(854,923)	(1,085,675)	(15,718,406)	(14,738,431)
Impairment of mezzanine loan	—	—	(526,865)	—
Net (losses) gains on derivatives	(61,831)	(19,241)	13,411,507	(1,949,439)
Lease termination and recapitalization expenses	(89,174)	(47,762)	(636,651)	(3,196,603)
Executive contract termination costs	—	22,784	—	(2,852,915)
Servicing (loss) gain on sale of investment-grade CMBS	—	(5,672)	—	(5,672)
Total other	743,549	(1,922,482)	(10,447,286)	(16,715,357)

Net income before dividends paid or accrued on preferred shares	6,920,410	4,309,181	22,878,953	2,895,398
Dividends paid or accrued on preferred shares	(1,481,708)	(1,727,517)	(6,171,686)	(7,006,696)
Net income (loss) to common shareholders	$5,438,702	$2,581,664	$16,707,267	$(4,111,298)

Earnings (loss) per common share:
Basic earnings (loss) per share	$0.35	$0.17	$1.08	$(0.27)
Diluted earnings (loss) per share	$0.34	$0.17	$1.06	$(0.27)

Shares used in computing basic earnings (loss) per share	15,464,081	15,253,545	15,428,304	15,149,303
Shares used in computing diluted earnings (loss) per share	15,861,420	15,570,803	15,739,428	15,149,303

CRIIMI MAE INC.

Balance Sheet Data	As of December 31, 2004	As of December 31, 2003

Retained CMBS Portfolio, at fair value	$334,903,970	$511,681,345

CMBS pledged to secure non-recourse debt, at fair value	625,752,451	325,321,411

Insured mortgage securities, at fair value	37,783,332	147,497,658

Cash and cash equivalents	41,073,516	21,698,957

TOTAL ASSETS	1,069,939,392	1,069,211,744

Total recourse debt	73,681,667	350,042,667

Total non-recourse debt (match-funded and other non-recourse debt)	556,323,307	415,549,536

TOTAL DEBT	630,004,974	765,592,203

SHAREHOLDERS’ EQUITY	428,057,560	291,779,780

Significant Sources and Uses of Cash	For the year ended
(in millions)	December 31, 2004		December 31, 2003

Sources and Uses of Cash Related to Other Activities (1):
Cash received from Retained CMBS Portfolio (2)	$50.3		$60.0
Cash from non-core assets (3)	13.2		8.6

Cash used to service debt, excluding match-funded debt:
Principal payments	(3.1	)(4)	(6.1)
Interest payments	(12.8	)(4)	(22.8	)(5)
Cash used to make interest rate swap payments	(2.4)		(0.5)
General and administrative expenses (6)	(10.4)		(12.0)
BREF maintenance fee (6)	(1.7)		(1.7)
Cash used to pay preferred dividends	(6.2)		(12.2	)(7)

Sources and Uses of Cash Related to June 30, 2004
Refinancing Transaction:
Cash from issuance of senior interest certificate in BBB- rated CMBS	237.1		—
Cash from liquidation of swap position	15.2		—
Cash from Deutsche Bank $95 million borrowing facility	94.7		—

Cash used to retire Bear Stearns Debt	(293.1)		—
Cash used to pay down Bear Stearns $200 million borrowing facility	(52.7)		—
Other cash items related to transaction, net	(1.2)		—

Sources and Uses of Cash Related to Equity/Other Transactions:
Cash from issuance of additional Series B Preferred Stock	14.9		—
Cash used to redeem Series F and G Preferred Stock	(18.3)		—
Cash received/used to exercise clean-up calls related to non-recourse debt	2.1		(2.0)
Cash used to purchase CMBS	(1.2)		—
Cash used pay executive contract termination and severance costs	—		(4.5)

(1)                                  CMSLP’s cash has not been used to service our debt or pay dividends and is therefore excluded from this summary table.

CMSLP retains its cash to fund its operations.

(2)                                  The decrease in cash received from our Retained CMBS Portfolio is primarily due to the reimbursement of approximately $3.3 million of excess advances relating to the Shilo Inns loans and due to increased realized losses and other shortfalls during the year 2004.

(3)                                  Includes cash received primarily from our interests in the AIM Limited Partnerships, insured mortgage securities and mezzanine loans.

Proceeds aggregating $1.8 million from the liquidation of three AIM Limited Partnerships is included in 2004.  The refinancing of our commercial mortgage obligations (CMOs) in late 2003 and early 2004 resulted in approximately $1.8 million of additional cash received in 2004 compared to 2003 from our insured mortgage securities.  Additionally, as a result of the payoff of mezzanine loans, proceeds of $2.8 million and $1.8 million are included in 2004 and 2003, respectively.

(4)                                  The June 30, 2004 refinancing transaction reduced our debt service requirements related to certain of our debt.  Due to the retirement of the Bear Stearns Debt and the related refinancing, our principal debt service requirements were eliminated (for a three year term) and our interest payments were reduced.

(5)                                  Interest expense for 2003 includes approximately $3.1 million of additional interest paid during the 45 day redemption notice period on the Series A Senior Secured Notes and the Series B Senior Secured Notes.

(6)                                  The general and administrative expenses and BREF maintenance fee are the amounts as reflected in our consolidated statements of income.

(7)                                  During 2003, all outstanding accrued dividends were paid to preferred shareholders.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

CRIIMI MAE INC.

COMPUTATION OF ADJUSTED BOOK VALUE PER DILUTED COMMON SHARE

	As of December 31, 2004		As of December 31, 2003
	Amount	Book Value per Diluted Common Share	Amount	Book Value per Diluted Common Share
	(in thousands)		(in thousands)

Total shareholders’ equity in conformity with GAAP	$428,058		$291,780
Less: Liquidation value of preferred stock	(54,475)		(58,160)
Shareholders’ equity attributable to common shareholders	373,583	$23.49	233,620	$14.91
Less: CMBS pledged to secure non-recourse debt	(625,752)	(39.34)	(325,321)	(20.77)
Add: Non-recourse debt secured by pledge of CMBS	526,839	33.12	288,979	18.45
Adjusted shareholders’ equity attributable to common shareholders	$274,670	$17.27	$197,278	$12.59

	As of December 31, 2004	As of December 31, 2003
Shares used in computing book value per diluted common share	15,906,650	15,666,431